Exhibit 99.1

Mallinckrodt plc Reports Fiscal 2015 First Quarter Financial Results

•	First quarter net sales of $866 million, up 60.4% year over year

•	First quarter adjusted gross profit of $595 million, up 125.0%

•	First quarter adjusted diluted earnings per share of $1.84, up 109.1%

•	Strong cash flow from operations

DUBLIN - February 3, 2015 - Mallinckrodt plc (NYSE: MNK), a leading global specialty biopharmaceutical company, today reported results for the first quarter of fiscal 2015, which ended December 26, 2014.
Net sales were $866.3 million compared with $540.2 million in the first quarter of fiscal 2014, an increase of 60.4%. The increase was primarily driven by the inclusion and performance of H.P. Acthar® Gel (Acthar) repository corticotropin injection and OFIRMEV® (acetaminophen) injection, acquired in August 2014 and March 2014, respectively, and higher net sales in our Specialty Generics segment.
On a non-GAAP basis, adjusted net income(1) for the first quarter of fiscal 2015 was $213.8 million, compared with $51.2 million in the same quarter a year ago. Non-GAAP adjusted diluted earnings per share was $1.84, compared with $0.88 a year ago, primarily reflecting the accretive benefits of fiscal 2014 acquisitions.
On a GAAP basis, net income for the first quarter of fiscal 2015 was $92.7 million, or $0.79 per diluted share, compared with $45.6 million, or $0.78 per diluted share, in the prior-year period. The increase in net income reflects increased net sales and profits in the Specialty Brands and Specialty Generics segments and a lower effective tax rate. These factors were partially offset by higher selling, general and administrative costs and higher interest expense resulting from the acquisitions of Acthar and OFIRMEV. The fiscal 2015 diluted share count also reflects the issuance of shares in connection with the acquisition of Acthar.
“Mallinckrodt is off to a good start in fiscal 2015 driven by strong performance across all of our businesses. We achieved meaningful top- and bottom-line growth particularly in the Specialty Brands and Specialty Generics segments, increasing the proportion of total company net sales from specialty pharmaceuticals to over 75% in the quarter,” said Mark Trudeau, Chief Executive Officer and President of Mallinckrodt. “The strategies we have pursued have gone far toward transforming us into a leading specialty biopharmaceutical company, and we are highly focused on maintaining momentum and expanding our portfolio to provide durable, sustained growth.”
Gross profit was $438.7 million for the first quarter of fiscal 2015, compared with $255.6 million in the prior-year quarter, representing an increase of 71.6%. This significant growth was the result of the additions and performance of Acthar and OFIRMEV as well as continuing strength in the Specialty Generics segment as noted previously. Gross profit as a percentage of net sales was 50.6% for the quarter versus 47.3% in the same period prior year. This result was impacted by a $147.5 million increase in amortization and inventory fair value expenses primarily related to the acquisition of Acthar.

Selling, general and administrative (SG&A) expenses for the first quarter of fiscal 2015 were $262.5 million, compared with $146.2 million in the prior-year quarter. The increase in SG&A reflects the inclusion of $86.5 million in expenses from the addition of Acthar and OFIRMEV into Mallinckrodt’s portfolio.
Restructuring charges were $7.2 million for the quarter, compared with $8.0 million last year. Fiscal 2015 charges primarily relate to Specialty Brands segment restructuring, including acquisition-related restructuring actions.
The first quarter fiscal 2015 effective tax rate was negative 11.2% compared with 26.3% in the prior-year quarter. The effective tax rate reflects the mix of income and expense between U.S. and non-U.S. tax jurisdictions following the integration of our recent acquisitions and includes tax benefits on the amortization of recently acquired intangible assets. The fiscal 2015 first quarter non-GAAP effective tax rate was 20.0%.
Cash was $899.0 million as of December 26, 2014, an increase for the quarter of $191.2 million that is attributable to strong cash flows from operations.
BUSINESS SEGMENT RESULTS
During the first quarter of fiscal 2015, the integration of Questcor Pharmaceuticals, Inc. was substantially completed. With this, and given the increased significance of Specialty Brands to Mallinckrodt’s results and the expected long-term growth of this business compared to Specialty Generics, the company has changed its financial reporting to include three reportable segments: Specialty Brands, Specialty Generics and Global Medical Imaging. Historically, the company had presented the Specialty Brands and Specialty Generics businesses within the Specialty Pharmaceuticals segment.
Specialty Brands Segment
Net sales for the first quarter of fiscal 2015 increased $314.0 million to $373.6 million, compared with $59.6 million for the prior-year quarter. As noted, the increase in net sales was primarily driven by the inclusion and performance of Acthar and OFIRMEV, which generated net sales of $266.4 million and $71.4 million, respectively. These results were partially offset by a decline in net sales from EXALGO® (hydromorphone HCl) Extended-Release Tablets, CII, following the loss of exclusivity in May 2014.
Specialty Brands operating income for the first quarter of fiscal 2015 increased $156.4 million to $148.2 million, compared with an $8.2 million loss for the prior-year quarter. Segment operating margin was 39.7% compared with negative 13.8%.The increase in operating income and margin was primarily due to higher net sales from the fiscal 2014 acquisitions of Acthar and OFIRMEV. These higher net sales were partially offset by higher SG&A costs associated with these acquisitions.
Specialty Generics Segment
Net sales for the first quarter fiscal 2015 increased $34.3 million, or 13.7%, to $284.2 million, compared with $249.9 million for the prior-year quarter. The increase in net sales was primarily driven by a $35.4 million increase in sales of oxycodone-related products and a $11.0 million increase in other Specialty Generics products, partially offset by a decrease in Methylphenidate HCl Extended-Release Tablets, USP CII (Methylphenidate ER). Prior year net sales of oxycodone-related products were negatively impacted by a $19.4 million contractual payment. The decrease in Methylphenidate ER net sales is primarily attributable to the U.S. Food and Drug Administration’s reclassification of these products from an AB rating to a BX rating in November 2014.

Specialty Generics operating income for the first quarter of 2015 increased $19.3 million to $140.5 million, compared with $121.2 million for the prior-year quarter. Segment operating margin was 49.4% compared with 48.5%. The increase in operating income and margin was primarily due to higher net sales in oxycodone-related products. The prior-year quarter included an $11.7 million gain on the license of intellectual property to a third-party.
Global Medical Imaging Segment
Net sales in the company's Global Medical Imaging segment were $199.3 million, versus $218.6 million in the prior-year quarter. For the first quarter of fiscal 2015, operating income for the segment was $17.3 million, compared with $4.4 million. Operating margin was 8.7%, compared with 2.0% in the prior-year period, which was impacted by the negative effect of higher nuclear raw material and production costs.
CONFERENCE CALL AND WEBCAST
Mallinckrodt will hold a conference call for investors on Tuesday, February 3, 2015, beginning at 8:30 a.m. U.S. Eastern Time. This call can be accessed in three ways:

•	At the Mallinckrodt website: http://www.mallinckrodt.com/investor_relations/.

•
By telephone: For both "listen-only" participants and those who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (877) 359-9508. For participants outside the United States, the dial-in number is (224) 357-2393. Callers will need to provide the Conference ID of 57245325.

•
Through an audio replay: A replay of the call will be available beginning at 11:30 a.m. U.S. Eastern Time on Tuesday, February 3, 2015, and ending at 11:59 p.m. U.S. Eastern Time on Tuesday, February 10, 2015. Dial-in numbers for U.S.-based participants are (855) 859-2056 or (800) 585-8367. For participants outside the United States, the replay dial-in number is (404) 537-3406. Callers will be required to provide the Conference ID of 57245325.

ABOUT MALLINCKRODT
Mallinckrodt is a global specialty biopharmaceutical and medical imaging business that develops, manufactures, markets and distributes specialty pharmaceutical products and medical imaging agents. Areas of focus include therapeutic drugs for autoimmune and rare disease specialty areas like neurology, rheumatology, nephrology and pulmonology along with analgesics and central nervous system drugs for prescribing by office- and hospital-based physicians. The company's core strengths include the acquisition and management of highly regulated raw materials; deep regulatory expertise; and specialized chemistry, formulation and manufacturing capabilities. The company's Specialty Brands segment includes branded medicines such as OFIRMEV and Acthar; its Specialty Generics segment includes specialty generic drugs, active pharmaceutical ingredients and external manufacturing; and the Global Medical Imaging segment includes contrast media and nuclear imaging agents. Mallinckrodt has approximately 5,500 employees worldwide and a commercial presence in roughly 65 countries. The company's fiscal 2014 revenue totaled $2.54 billion. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

(1)NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted earnings per share, adjusted gross profit, operational growth and non-GAAP effective tax rate, which are considered "non-GAAP" financial measures under applicable Securities and Exchange Commission rules and regulations.
Adjusted net income represents net income, prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), excluding the after-tax effects related to separation costs; restructuring and related charges, net; amortization; impairment charges; discontinued operations; and other items identified by the company. Adjusted diluted earnings per share represents adjusted net income divided by the number of diluted shares. The non-GAAP effective tax rate reflects the tax impact of adjustments between net income and adjusted net income and U.S. tax payments associated with internal installment sale transactions.
Adjusted gross profit represents gross profit, prepared in accordance with GAAP, excluding amortization and inventory step-up expense.
Operational growth measures the change in net sales between current- and prior-year periods using a constant currency, the exchange rate in effect during the applicable prior-year period. This measure is one of the performance metrics that determines management incentive compensation.
The company has provided these non-GAAP financial measures because they are used by management, along with financial measures in accordance with GAAP, to evaluate the company's operating performance. In addition, the company believes that they will be used by certain investors to measure Mallinckrodt's operating results. Management believes that presenting these non-GAAP measures provides useful information about the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.
These non-GAAP measures should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. The company's definition of these non-GAAP measures may differ from similarly titled measures used by others.
Because non-GAAP financial measures exclude the effect of items that will increase or decrease the company's reported results of operations, management strongly encourages investors to review the company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Cautionary Statements Related to Forward-Looking Statements
Statements in this press release that are not strictly historical, including statements regarding, future financial condition and operating results, economic, business, competitive and/or regulatory factors affecting our business and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which we operate; changes in laws and regulations; our ability to identify, acquire or close acquisitions; our ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings; our ability to successfully develop or commercialize new products; our ability to protect intellectual property rights; our ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration; our reliance on certain individual products that are material to our financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; limited clinical trial data for H.P. Acthar® Gel; complex reporting and payment obligations under healthcare rebate programs; our ability to achieve anticipated benefits of price increases; our ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; and the effectiveness of information technology infrastructure. These and other factors are identified and described in more detail in the "Risk Factors" section of Mallinckrodt's Annual Report on Form 10-K for the fiscal year ended September 26, 2014. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS
John Moten
Vice President, Investor Relations
314-654-6650
john.moten@mallinckrodt.com

Rhonda Sciarra
Communications Manager
314-654-8618
rhonda.sciarra@mallinckrodt.com

Meredith Fischer
Senior Vice President, Communications and Public Affairs
314-654-3318
meredith.fischer@mallinckrodt.com

MALLINCKRODT PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions, except per share data)

	Three Months Ended
	December 26, 2014	Percent of Net sales	December 27, 2013	Percent of Net sales
Net sales	$866.3	100.0%	$540.2	100.0%
Cost of sales	427.6	49.4	284.6	52.7
Gross profit	438.7	50.6	255.6	47.3
Selling, general and administrative expenses	262.5	30.3	146.2	27.1
Research and development expenses	42.4	4.9	39.0	7.2
Restructuring charges, net	7.2	0.8	8.0	1.5
Separation costs	—	—	2.2	0.4
Gains on divestiture and license	(0.8)	(0.1)	(12.9)	(2.4)
Operating income	127.4	14.7	73.1	13.5
Interest expense	(48.8)	(5.6)	(9.8)	(1.8)
Interest income	0.1	—	0.3	0.1
Other income (expense), net	4.1	0.5	(0.6)	(0.1)
Income from continuing operations before income taxes	82.8	9.6	63.0	11.7
(Benefit) provision for income taxes	(9.3)	(1.1)	16.6	3.1
Income from continuing operations	92.1	10.6	46.4	8.6
Income (loss) from discontinued operations, net of income taxes	0.6	0.1	(0.8)	(0.1)
Net income	$92.7	10.7	$45.6	8.4

Basic earnings per share:
Income from continuing operations	$0.79		$0.80
Income (loss) from discontinued operations	0.01		(0.01)
Net income	0.80		0.79
Diluted earnings per share:
Income from continuing operations	$0.78		$0.79
Income (loss) from discontinued operations	0.01		(0.01)
Net income	0.79		0.78
Weighted-average number of shares outstanding:
Basic	114.8		57.8
Diluted	116.3		58.4

MALLINCKRODT PLC
NON-GAAP MEASURES
(unaudited, in millions except per share data)

	Three Months Ended
	December 26, 2014		December 27, 2013
	Net income	Diluted net income per share	Net income	Diluted net income per share
GAAP	$92.7	$0.79	$45.6	$0.78
Adjustments:
Intangible asset amortization	125.5	1.08	8.8	0.15
Restructuring and related charges, net (1)	7.3	0.06	8.1	0.14
Inventory step-up expense	30.8	0.27	—	—
Incremental equity conversion costs	23.8	0.21	—	—
Separation costs	—	—	2.2	0.04
Income (loss) from discontinued operations	(0.6)	(0.01)	0.8	0.01
Gain on intellectual property license	—	—	(11.7)	(0.20)
Income taxes (2)	(63.4)	(0.55)	(2.6)	(0.04)
Dilutive share impact (3)	(2.3)	(0.01)	—	—
As adjusted	$213.8	$1.84	$51.2	$0.88

(1)	Includes pre-tax accelerated depreciation of $0.1 million for both three months ended December 26, 2014 and December 27, 2013.

(2)	Includes tax effect of above adjustments and U.S. tax payments associated with internal installment sale transaction.

(3)
For the three months ended December 26, 2014, the diluted net income per share on a GAAP basis is presented on a dilutive basis using the two-class method of calculating net income per share. This method required that $1.0 million of net income be allocated to participating securities for the three months ended December 26, 2014. This adjustment reflects this allocation and a similar allocation of the above adjustments. Using the two-class method, the weighted-average number of shares were 116.3 million for the three months ended December 26, 2014. No such allocation was required during the three months ended December 27, 2013 as no participating securities were outstanding during this period.

	Three Months Ended
	December 26, 2014		December 27, 2013
	Gross profit	Percent of Net sales	Gross profit	Percent of Net sales
GAAP	$438.7	50.6%	$255.6	47.3%
Adjustments:
Intangible asset amortization	125.5	14.5	8.8	1.6
Inventory step-up expense	30.8	3.6	—	—
As adjusted	$595.0	68.7%	$264.4	48.9%

MALLINCKRODT PLC
SEGMENT NET SALES AND OPERATIONAL GROWTH
(unaudited, in millions)

	Three Months Ended
	December 26, 2014	December 27, 2013	Percent change	Currency impact	Operational growth
Specialty Brands	$373.6	$59.6	526.8%	(0.2)%	527.0%
Specialty Generics	284.2	249.9	13.7	(0.9)	14.6
Global Medical Imaging	199.3	218.6	(8.8)	(3.8)	(5.0)
	857.1	528.1	62.3	(2.0)	64.3
Other(1)	9.2	12.1	(24.0)	(6.2)	(17.8)
Net Sales	$866.3	$540.2	60.4%	(2.1)%	62.5%

(1)	Represents net sales to our former parent.

MALLINCKRODT PLC
SELECT PRODUCT LINE NET SALES
(unaudited, in millions)

	Three Months Ended
	December 26, 2014	December 27, 2013	Percent change
Specialty Brands
ACTHAR	$266.4	$—	—%
OFIRMEV	71.4	—	—
EXALGO	12.1	36.2	(66.6)
Other	23.7	23.4	1.3
Specialty Brands Total	$373.6	$59.6	526.8%

Specialty Generics
Oxycodone (API) and oxycodone-containing tablets	$47.0	$11.6	305.2%
Hydrocodone (API) and hydrocodone-containing tablets	34.0	30.1	13.0
Methylphenidate ER	48.6	56.3	(13.7)
Other controlled substances	111.9	120.2	(6.9)
Other	42.7	31.7	34.7
Specialty Generics Total	$284.2	$249.9	13.7%

Global Medical Imaging
Optiray	$61.5	$72.1	(14.7)%
Other	35.9	39.5	(9.1)
Contrast Media and Delivery Systems	97.4	111.6	(12.7)
Nuclear Imaging	101.9	107.0	(4.8)
Global Medical Imaging Total	$199.3	$218.6	(8.8)%

MALLINCKRODT PLC
SEGMENT OPERATING INCOME
(unaudited, in millions)

	Three Months Ended
	December 26, 2014	Percent of segment Net sales	December 27, 2013	Percent of segment Net sales
Specialty Brands	$148.2	39.7%	$(8.2)	(13.8)%
Specialty Generics	140.5	49.4%	121.2	48.5%
Global Medical Imaging	17.3	8.7%	4.4	2.0%
Segment operating income	306.0		117.4
Unallocated amounts:
Corporate and allocated expenses	(45.8)		(25.2)
Intangible asset amortization	(125.5)		(8.8)
Restructuring and related charges, net (1)	(7.3)		(8.1)
Separation costs	—		(2.2)
Total operating income	$127.4		$73.1

(1)	Includes pre-tax accelerated depreciation of $0.1 million for both three months ended December 26, 2014 and December 27, 2013.

MALLINCKRODT PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 26, 2014	September 26, 2014
Assets
Current Assets:
Cash and cash equivalents	$899.0	$707.8
Accounts receivable, net	508.5	545.6
Inventories	369.3	396.6
Deferred income taxes	146.4	165.2
Prepaid expenses and other current assets	141.8	255.8
Total current assets	2,065.0	2,071.0
Property, plant and equipment, net	945.6	949.2
Goodwill	2,413.7	2,401.9
Intangible assets, net	6,984.9	7,112.2
Other assets	364.4	330.5
Total Assets	$12,773.6	$12,864.8

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$22.9	$21.2
Accounts payable	122.4	128.7
Accrued payroll and payroll-related costs	44.8	125.1
Accrued royalties	69.0	68.0
Accrued and other current liabilities	505.9	561.8
Total current liabilities	765.0	904.8
Long-term debt	3,942.2	3,951.5
Pension and postretirement benefits	116.2	119.1
Environmental liabilities	62.0	59.9
Deferred income taxes	2,344.1	2,398.6
Other income tax liabilities	120.3	122.6
Other liabilities	352.0	350.3
Total Liabilities	7,701.8	7,906.8
Shareholders' Equity:
Preferred shares	—	—
Ordinary shares	23.3	23.2
Ordinary shares held in treasury at cost	(28.1)	(17.5)
Additional paid-in capital	5,225.3	5,172.4
Retained earnings	(193.1)	(285.8)
Accumulated other comprehensive income	44.4	65.7
Total Shareholders' Equity	5,071.8	4,958.0
Total Liabilities and Shareholders' Equity	$12,773.6	$12,864.8

MALLINCKRODT PLC
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	December 26, 2014	December 27, 2013
Cash Flows From Operating Activities:
Net income	$92.7	$45.6
(Income) loss from discontinued operations, net of income taxes	(0.6)	0.8
Income from continuing operations	92.1	46.4
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	150.6	35.1
Share-based compensation	35.4	3.3
Deferred income taxes	(69.7)	15.0
Other non-cash items	(10.3)	(3.8)
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	28.1	4.9
Inventories	22.6	(33.2)
Accounts payable	(5.9)	21.3
Income taxes	71.0	(8.3)
Other	(97.1)	(58.6)
Net cash provided by operating activities	216.8	22.1
Cash Flows Used In Investing Activities:
Capital expenditures	(22.3)	(21.7)
Restricted cash	0.4	4.1
Other	1.0	5.0
Net cash used in investing activities	(20.9)	(12.6)
Cash Flows From Financing Activities:
Repayment of external debt and capital leases	(7.8)	(0.3)
Excess tax benefit from share-based compensation	8.9	1.3
Proceeds from exercise of share options	8.7	4.2
Repurchase of shares	(10.6)	(0.9)
Other	—	(0.1)
Net cash (used in) provided by financing activities	(0.8)	4.2
Effect of currency rate changes on cash	(3.9)	(1.4)
Net increase in cash and cash equivalents	191.2	12.3
Cash and cash equivalents at beginning of period	707.8	275.5
Cash and cash equivalents at end of period	$899.0	$287.8